Exhibit 99

Solutions to ENHANCE Performance 2015 Annual Report

Hyster-Yale maintains leading market share positions in the Americas and worldwide Contents About the Company . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1 Selected Financial and Operating Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2 Letter to Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . 4 Form 10-K. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21 Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108 Corporate Information. . . . . . . . . . . . . . .. . . . . . . . . . . . . . Inside Back Cover Mission Statement: To be a leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value.

2015 Annual Report

About the Company

Hyster-Yale Materials Handling, Inc., including its operating subsidiary, Hyster-Yale Group, Inc., is a leading globally integrated designer, engineer, manufacturer, seller and servicer of a complete line of electric, warehousing and internal combustion engine lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names, mainly through independent Hyster® and Yale® retail dealerships. Lift trucks and component parts are manufactured by the Company in the United States, Northern Ireland, Mexico, the Netherlands, the Philippines, Italy, Japan, Vietnam, Brazil and China.

Hyster-Yale also owns Nuvera Fuel Cells, an alternative-power technology company with locations in Billerica, Massachusetts, and San Donato, Italy. Nuvera is focused on fuel-cell stacks and related systems, as well as supporting on-site hydrogen production and dispensing systems that are designed to deliver clean energy solutions to customers.

The Company's economic engine is driven by unit volume, and its worldwide distribution strength drives market share, total volume, economies of scale and installed truck population. The Company has an estimated installed population base of approximately 830,000 lift trucks in operation at the end of 2015 in more than 750 industries worldwide. This population, in turn, generates profitable aftermarket revenue.

The Company's objective is profitable growth by increasing volumes, primarily by gaining market share, to drive improved margins on lift truck units. The Company plans to accomplish these objectives by implementing core strategic initiatives:

- Enhancing Understanding of Customer Needs
- Driving for Lowest Cost of Ownership
- Strengthening Independent Distribution
- Improving the Company's Warehouse Position
- Focusing on Increased Success in Asia
- Enhancing the Company's Big Truck Market Position
- Strengthening the Sales and Marketing Organization
- Commercializing Nuvera's Hydrogen Power Technologies


Total Revenues
(in billions)
$3.0
$2.0
$1.0
$0
$2.5
$2.5
$2.7
$2.8
$2.6
11
12
13
14
15


EBITDA*
(in millions)
$200
$150
$100
$50
$0
$146.8
$144.0
$164.8
$182.6
$136.6
11
12
13
14
15

* See page 3 for the calculation of EBITDA, the discussion of non-GAAP items and the related reconciliations to U.S. GAAP measures.

1

Hyster-Yale Materials Handling

Selected Financial and Operating Data

	Year Ended December 31				
	2015	2014	2013	2012[1]	2011[1]
	(In millions, except per share data)				
Operating Statement Data:					
Revenues	**$ 2,578.1**	$ 2,767.2	$ 2,666.3	$ 2,469.1	$ 2,540.8
Operating profit	**$ 103.5**	$ 148.8	$ 134.3	$ 111.7	$ 110.0
Net income	**$ 75.1**	$ 110.2	$ 110.2	$ 98.1	$ 82.6
Net income attributable to noncontrolling interest	**(0.4)**	(0.4)	(0.2)	(0.1)	—
Net income attributable to stockholders	**$ 74.7**	$ 109.8	$ 110.0	$ 98.0	$ 82.6
Basic earnings per share attributable to stockholders	**$ 4.58**	$ 6.61	$ 6.58	$ 5.84	$ 4.93
Diluted earnings per share attributable to stockholders	**$ 4.57**	$ 6.58	$ 6.54	$ 5.83	$ 4.91
Balance Sheet Data December 31:					
Cash	**$ 155.1**	$ 111.4	$ 175.7	$ 151.3	$ 184.9
Total assets	**$ 1,095.9**	$ 1,120.8	$ 1,161.3	$ 1,064.4	$ 1,117.0
Long-term debt	**$ 19.6**	$ 12.0	$ 6.7	$ 106.9	$ 54.6
Stockholders' equity	**$ 460.8**	$ 454.5	$ 449.8	$ 341.3	$ 296.3
Cash Flow Data:					
Provided by operating activities	**$ 89.4**	$ 100.0	$ 152.9	$ 128.7	$ 54.6
Used for investing activities	**$ (31.3)**	$ (44.4)	$ (26.1)	$ (19.5)	$ (15.9)
Cash flow before financing activities[2]	**$ 58.1**	$ 55.6	$ 126.8	$ 109.2	$ 38.7
Used for financing activities	**$ (7.1)**	$ (110.5)	$ (104.4)	$ (144.4)	$ (19.5)
Other Data:					
Cash dividend paid pre-spin to NACCO Industries, Inc.	**$ —**	$ —	$ —	$ 5.0	$ 10.0
Per share data:					
Cash dividends[3][4]	**$ 1.130**	$ 1.075	$ 1.000	$ 2.250	
Market value at December 31[3]	**$ 52.45**	$ 73.20	$ 93.16	$ 48.80	
Stockholders' equity at December 31[3]	**$ 28.23**	$ 27.98	$ 26.91	$ 20.40	
Actual shares outstanding at December 31[3]	**16.324**	16.241	16.714	16.732	
Basic weighted average shares outstanding	**16.307**	16.607	16.725	16.768	16.767
Diluted weighted average shares outstanding	**16.355**	16.675	16.808	16.800	16.815
Total employees at December 31[5]	**5,400**	5,400	5,100	4,900	4,800

(1) As a result of Hyster-Yale's spin-off from NACCO Industries, Inc. and the distribution of one share of Class A common stock and one share of Class B common stock for each share of NACCO Industries, Inc. Class A common stock and NACCO Industries, Inc. Class B common stock on September 28, 2012, the earnings per share amounts and the weighted average shares outstanding for the Company have been calculated based upon doubling the relative historical basic and diluted weighted average shares outstanding of NACCO Industries, Inc.

(2) Cash flow before financing activities is equal to net cash provided by operating activities less net cash used for investing activities.

(3) This information is only included for periods subsequent to the spin-off from NACCO Industries, Inc.

(4) Includes an extraordinary dividend of $2.00 per share and a regular quarterly dividend of $0.25 per share paid to stockholders of the Company during the fourth quarter of 2012.

(5) Excludes temporary employees.

2

2015 Annual Report

	Year Ended December 31				
	2015	2014	2013	2012	2011
			(In millions)		
Calculation of EBITDA[6]					
Net income attributable to stockholders	**$ 74.7**	$ 109.8	$ 110.0	$ 98.0	$ 82.6
Noncontrolling interest income	**0.4**	0.4	0.2	0.1	—
Income tax provision	**29.4**	39.9	17.2	7.0	18.9
Interest expense	**4.7**	3.9	9.0	12.4	15.8
Interest income	**(1.5)**	(1.1)	(1.8)	(1.5)	(1.8)
Depreciation and amortization expense	**28.9**	29.7	30.2	28.0	31.3
EBITDA[6]	**$ 136.6**	$ 182.6	$ 164.8	$ 144.0	$ 146.8

(6) EBITDA in this Annual Report is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. The Company defines EBITDA as income before income taxes and non-controlling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

	Year Ended December 31 (In millions, except percentage data)	
Calculation of Return on Capital Employed:[7]	**2015***	2014**
Average stockholders' equity	**$ 449.7**	$ 468.7
Average debt	**44.1**	42.8
Average cash	**(114.3)**	(118.2)
Average capital employed, net of cash	**$ 379.4**	$ 393.3
Net income attributable to stockholders, as reported	**$ 74.7**	$ 109.8
Plus: Interest expense, net, as reported	**3.2**	2.8
Less: Income taxes on interest expense net, at 38%***	**(1.2)**	(1.1)
Actual return on capital employed = actual net income before interest expense, net, after tax	**$ 76.7**	$ 111.5
Actual return on capital employed percentage[7]	**20.2%**	28.3%
Actual return on equity percentage[8]	**16.6%**	23.4%

(7) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.

(8) Return on equity is defined as net income divided by average stockholders' equity.

*2015 Average stockholders' equity, debt and cash are calculated using 12/31/14 and each of 2015's quarter ends.
**2014 Average stockholders' equity, debt and cash are calculated using 12/31/13 and each of 2014's quarter ends.
***Tax rate of 38% represents the Company's target U.S. marginal tax rate compared with the effective income tax rate of 28.1% and 26.6%, in 2015 and 2014, respectively.

3

Hyster-Yale Materials Handling To Our Stockholders Introduction The year ended December 31, 2015 was a very active and solid year for Hyster-Yale. The Company made progress on many of its core initiatives, opened a new plant in Brazil and successfully integrated the Nuvera business under the Hyster-Yale umbrella. The Company also maintained its strong balance sheet and generated a substantial amount of cash. However, revenues decreased compared with 2014. The strong U.S. dollar, primarily through its effect on translating global sales into U.S. currency, the impact of the Brazil plant transition, which reduced shipments for a full quarter, and slowdowns in several key markets led to a 7 percent decline in Hyster-Yale operates two di?erent Hyster-Yale’s consolidated revenues businesses: its core lift truck business and from $2.8 billion in 2014 to $2.6 billion its Nuvera hydrogen power business in 2015. The Company operates two different businesses: its core lift truck business and Nuvera, an alternative-power technology company focused on fuel-cell stacks, hydrogen generation and related systems, which was acquired on December 18, 2014. In 2015, Hyster-Yale generated consolidated net income(1) of $74.7 million, which included a loss from Nuvera of $14.6 million resulting from expense investments made to begin the commercialization of Nuvera’s technologies. The lift truck business had net income of $89.3 million. While lift truck net income declined from the prior year, Hyster-Yale’s success in developing innovative products and solid execution of its strategic initiatives resulted in an increased operating profit margin, after excluding the prior-year gain on the sale of the Company’s former Brazil facility. In February 2016, to further enhance the Company’s ability to grow by meeting the demands of the customers it serves, Hyster-Yale announced its intention to acquire Bolzoni S.p.A. through a series of transactions. Bolzoni is an Italian-listed publicly traded company and a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni Auramo and Meyer brand names. The first of those transactions began on February 14th, when the Company entered into an agreement to acquire all of the outstanding shares of Penta Holding, which holds (1) For purposes of this annual report, discussions about net income refer to net income attributable to stockholders

2015 Annual Report an approximately 50.4 percent stake, or approximately 13.1 million shares, of Bolzoni. The cash purchase price for Penta, which is approximately EUR 53.5 million, includes the value of the majority stake of Bolzoni (inclusive of Bolzoni’s 2015 consolidated net income), Penta’s other assets and liabilities and consideration for the non-compete undertakings of Penta’s shareholders. The Penta transaction is expected to close during the second quarter of 2016, subject to customary closing conditions. Once the Penta transaction closes, Hyster-Yale will launch a mandatory tender offer for all of the Proposed Bolzoni acquisition expected to remaining outstanding shares of enhance ability to meet customers’ needs Bolzoni, approximately 12.9 million with a wider spectrum of products shares, for a cash price per share of EUR 4.30, which is inclusive of Bolzoni’s 2015 consolidated net income. In the event that Bolzoni’s board of directors recommends a dividend be paid to Bolzoni’s shareholders in connection with approving Bolzoni’s 2015 financial statements, the price per share in the mandatory tender offer may be reduced proportionally. The proposed transaction is expected to add a wider spectrum to Hyster-Yale’s suite of products, which should enhance the Company’s ability to better meet customers’ needs, provide an important platform for additional growth, and provide the opportunity to improve profitability by absorbing Bolzoni’s unused capacity. Our Lift Truck Business The Company’s vision is to continue to be a leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value. The Company has been positioning itself for share growth and operating profit margin improvement since before the Great Recession. Initially, this process was focused on strengthening the Company’s products and cost position. Over this period, Hyster-Yale substantially upgraded its comprehensive global product line and introduced new models not previously in the line, including its utility truck brand, UTILEV®. The Company also further rationalized its global manufacturing footprint around assembly of lift trucks largely in the market of sale and completed the implementation of a modern, lean and flexible manufacturing system. As a result of these changes, the Company enhanced throughput capabilities, which increased 5

Hyster-Yale Materials Handling effective capacity by over 30 percent from current levels, with fewer plants. The Company also re-engineered its products to utilize common components across multiple lift truck classes to reduce costs and complexity, improve quality, capture procurement cost savings, increase manufacturing efficiency and allow for faster design upgrades, in addition to centralizing its supply chain management to leverage best practices and gain economies of scale. Certain components were outsourced to achieve high quality at lowest cost. Further, improvements in product development, engineering, manufacturing and sourced components have led to higher levels of quality, resulting in significantly reduced warranty costs and enhanced customer satisfaction. More recently, the Company has focused on strengthening its independent dealer network by increasing the number of dual-brand dealers, converting strong competitor dealers, combining and strengthening existing dealers, helping dealers strengthen specialized capabilities for serving their customers and increasing coverage through direct sales to major accounts, including improved account identification and coverage processes. All of these efforts continue to gain momentum with the focus now shifting to continuous improvement. Hyster-Yale’s economic engine is driven by unit volume. Increased volumes generate greater economies of scale, resulting in more favorable operating margin leverage in all areas of the business, particularly in manufacturing overhead and operating expenses. These higher volumes ultimately result in a larger installed lift truck population base, which is estimated at 830,000 units at the end Organization focused on increasing of 2015. This growing installed base market share growth and generating generates a large, profitable parts greater volume economies of scale business, which is a key element in total operating profit margins. The Company’s current goal is to achieve annual sales of 115,000 lift truck units over the next three to four years. At this volume level, the Company expects to be able to achieve its 7 percent operating profit margin target through improved fixed manufacturing capacity utilization and leverage of the Company’s selling, general and administrative costs. The Company continues to invest in broadening its product range to ensure it meets the needs of its customers with different materials handling needs across a wide spectrum of market segments. The Company has long had a reputation for offering outstanding premium products. Over the past five years, it has enhanced this reputation by adding standard and utility products to create a more comprehensive 6

2015 Annual Report product line. Hyster-Yale has made significant progress in broadening its utility truck product range and expects to do the same for its standard truck product range in 2016-2017. Having the right product at the right price for each application will permit the Company to focus on delivering products that meet the specific and varied needs of customers, at appropriate margins. Hyster-Yale’s product portfolio spans all five major product classes. Significant investment has been made to enhance the Company’s electric truck portfolio of Class 1, 2 and 3 products. In many markets around the world, electric trucks are gaining in popularity, due in part to environmental concerns but also due to growth of the retail, warehousing Signi?cant investments made and distribution markets. These in all ?ve major product classes of markets and customers are a major Hyster-Yale’s product portfolio growth target for Hyster-Yale. The Company also continues to invest in maintaining its leading position in Class 4 and 5 internal combustion engine (“ICE”) truck markets through new product introductions and continuous improvement of current products. During 2015, the overall global lift truck market stabilized – growing less than 1 percent to just under 1.1 million units. The Europe, Middle East and Africa (“EMEA”) region experienced solid growth of 6 percent, driven primarily by strong Western Europe growth of almost 12 percent. The Americas market grew 4 percent during the year, as growth of 8 percent in North America and Latin America was partially offset by a decline in the Brazil market of over 44 percent due to Brazil’s significantly depressed economy. The Japan, Asia-Pacific, India and China (“JAPIC”) region, which grew at a rate above 10 percent in 2014, declined 7 percent in 2015 primarily because of reduced demand in the China market, which decreased 12 percent from the prior year. Looking forward to 2016, the global market is expected to remain relatively stable, driven positively by the Western European market, with a moderating Americas market and a weakening JAPIC market. Given this market environment, Hyster-Yale is optimistic it can grow in 2016 through expected market share increases. To achieve its long-term financial target through unit volume, which is driven substantially by market share growth, the Company is focused on executing its core strategic initiatives: (1) enhancing its understanding of customer needs at the product and aftermarket levels, (2) providing the lowest cost of ownership to create

Hyster-Yale Materials Handling a differentiated competitive position, (3) strengthening its independent distribution, (4) improving its position in the warehouse market, (5) focusing on increased success in the Asian markets, (6) enhancing its Big Truck market position, (7) strengthening its sales and marketing organization in all geographic regions and (8) commercializing Nuvera’s technologies. These core strategic initiatives, which are discussed in further detail on the following pages, are expected to help Hyster-Yale gain sufficient market share to generate the volume necessary to achieve its profitability targets. Good progress was made on these long-term strategic initiatives in 2015. Our Hydrogen Power Business The Company’s acquisition of Nuvera in late 2014 was driven by its view that having fuel-cell power options, specifically for industrial mobility markets, can be a product differentiator and that the hydrogen fuel-cell market for lift trucks has significant growth opportunities. This view has been reinforced by the strong interest being shown in Nuvera’s products by its customers, dealers and potential partners. The Company is focused on commercializing Nuvera’s technologies through the introduction of new fuel cells, fuel-cell engines and improved hydrogen generation products. The Company believes the commercialization of the Nuvera fuel-cell-related technologies is an investment that will reinforce the Company’s core strategies and help drive further lift truck unit market share growth, as well as meet customer needs. It also provides the Company with the ability to expand its offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This, in conjunction with the Company’s capability to provide full life cycle maintenance, service and fueling requirements, is expected to provide Hyster-Yale with an opportunity to meet customers’ needs, drive market share, enhance Hyster-Yale’s margins and offer a low overall cost of ownership alternative. In addition to helping meet customer needs and driving market share more effectively, the Company expects that participation in the fuel-cell market will add a value chain profit margin opportunity for sales and margins of fuel-cell and hydrogen-supply products, unlike the battery and engine businesses today. Hyster-Yale believes the combination of Nuvera’s technology and innovative culture with the lift truck business’ supply chain, manufacturing and distribution expertise will help ensure the rapid commercialization and production ramp-up of Nuvera’s products, as well as help reduce the manufacturing costs per unit as

2015 Annual Report production increases. The ability to guide the development and integration of the fuel-cell technology to meet the rigorous needs of lift truck customers is expected to ensure a best-in-class solution that will help drive volume for both Nuvera and the lift truck business, as well as provide additional growth opportunities for Hyster’s and Yale’s independent dealers. Looking Forward Addition of a fuel-cell engine power Hyster-Yale’s value creation option expected to have a synergistic strategy encompasses both of its impact on lift truck volume business units. The lift truck business, which is in a mature, cyclical industry where the Company has a leading market position and strong operating cash generation, is focused on creating value by increasing unit volume and market share through the execution of its core strategic initiatives. These strategic initiatives are expected to lead to achieving the Company’s financial targets and gaining significant aftermarket parts business over the longer term as a result of the continued increase in the Company’s installed lift truck population base. At Nuvera, the Company’s focus is on commercializing Nuvera’s products, which are complementary and additive to the lift truck business. The use of hydrogen as an alternative and clean energy source is growing and Nuvera aims to be a key player in this industry. The Company believes Nuvera has substantial growth potential, which it expects to attain by leveraging its significant patent portfolio and a ready market in core Hyster® and Yale® forklift trucks. Nuvera’s products are also likely to be used across a very broad spectrum of industries and applications where constant power and emissions-free solutions are required, and Nuvera intends to enter into partnerships with third parties as appropriate to leverage these opportunities. With the solid performance the consolidated Company achieved in 2015, and additional momentum from the execution of the core strategic initiatives, we believe Hyster-Yale is poised to grow through the rest of this market cycle by focusing on increasing market share to reach its long-term financial goals. While the Company’s 2015 lift truck business operating profit margin of 5 percent was still below its target to acheive 7 percent operating profit margin at the peak of this cycle, which is nearing, and at the mid-point of the next cycle, Hyster-Yale believes this gap can be closed mainly by increasing unit volumes through improved market share, but also modestly from market growth. Continued focus on these initiatives will be key to achieving the Company’s operating profit margin goal. 9

Hyster-Yale Materials Handling We believe that the execution of our value-creation strategy, combined with a strong balance sheet, financial flexibility, a strong cash position and high returns on capital employed, make Hyster-Yale a compelling long-term investment opportunity. By clearly articulating and executing our core strategies in both businesses, we believe the Company can achieve an enhanced market multiple valuation in the future. The Company increased its annual dividend 4 percent to $1.14, or $0.285 per share per quarter, during 2015, and will continue to evaluate its dividend level in 2016. Overall, the Company expects continued strong cash generation in 2016 and beyond. The Company expects to continue to focus on utilizing its cash to support its strategic growth initiatives and fund related strategic acquisitions should opportunities arise, and then, as appropriate, return capital to its stockholders through dividends. The Company will also consider additional share repurchases at prices attractive to its stockholders. We have great confidence in the ability of our management team to achieve the Company’s market share and financial objectives in the years ahead as our many experienced and highly motivated professionals build on the Company’s solid 2015 financial results. ? ? ? We would like to recognize Michael E. Shannon, who chose to retire from the Hyster-Yale Board this past May, after serving for 12 years. He also served as chair of our Audit Review and Nominating and Corporate Governance Committees. Mike brought unique and valuable perspectives to the Board from his experiences in corporate finance. We appreciate his many contributions and wish him well in retirement. Finally, we would like to take this opportunity to thank all of the Company’s customers, dealers and suppliers and all of the Hyster-Yale stockholders for their continued support. We also want to thank our employees for their hard work and commitment to achieving our long-term goals. We have a strategic plan we are excited about executing and a decades-old business with strong brands that have earned the trust of our customers who depend upon the performance of our products every day. We look forward to building successfully on this legacy for many years to come. Alfred M. Rankin, Jr. Colin Wilson Chairman, President and Chief Executive Officer, President and Chief Executive Officer, Hyster-Yale Materials Handling, Inc. and Hyster-Yale Group, Inc. Chairman, Hyster-Yale Group, Inc. 10

2015 Annual Report GROWING MARKET SHARE – OUR GROWTH STRATEGIES Enhancing Understanding of Customer Needs 1 Hyster-Yale is focused on meeting customers’ needs and providing solutions that add value, including solving issues that are preventing customers from moving goods in a more efficient and cost-effective manner. Hyster-Yale aims to create and provide a full range of differentiated products and develop service solutions for specific industry applications that consistently meet those needs and lower total cost of ownership. The Company’s product pipeline is expected to provide a continuous stream of new product innovations over the next several years aimed at addressing these needs in virtually all major market segments. To meet the specific application needs of its customers, the Company has focused on designing or developing utility, standard and premium products for its electric-rider, warehouse, ICE and Big Truck product lines in all appropriate market segments. Utility trucks are for low-intensity needs, especially in developing markets. Standard trucks are for medium-intensity applications in both the developed and developing markets, and the Company’s traditional premium Fortis®, Fortens® and Veracitor® trucks are for higher-intensity applications. The Company offers over 260 different lift truck models with a full range of power options, including lead acid and lithium ion batteries and fuel-cell engines for its electric trucks, and liquid propane gas, compressed natural gas, gasoline and diesel fuel, which meet global emissions requirements, for its internal combustion engine trucks. A key new product in the internal combustion engine standard product line is expected to be launched in mid-2016. One of Hyster’s premium trucks, the S120FT Fortis® internal combustion engine cushion tire “Cool” truck, has a lifting capacity of up to 12,000 pounds and was designed to specifically meet the needs of customers in the paper industry. This truck is shown with a Bolzoni Auramo paper clamp attachment. 11

Hyster-Yale Materials Handling 2 Driving for Lowest Cost of Ownership The Company is focused on providing products that deliver the lowest cost of ownership to its customers, by reducing the life cycle cost of operating its trucks. The Company has been successful in reducing fuel consumption, a significant direct cost for its customers, on certain internal combustion engine truck models by up to 20 percent, and it has improved the energy efficiency and controllability of its electric trucks, which also reduces customers’ direct costs. The Company is introducing automation and telemetry capabilities in its lift trucks to reduce operating costs further. Telemetry delivers additional information and value to customers, allowing them to monitor the use of trucks and ensure they are being properly operated and serviced in a timely manner, thereby reducing lifetime maintenance costs. Telemetry options have been well received by the Company’s customers, and Hyster-Yale has seen triple-digit growth in telematics sales over the past two years. Finally, as the quality of the Company’s trucks has improved, warranty costs have decreased. The Company can also offer attractive lease rates for its customers through an improved understanding of applications and operating costs. A Yale Vision telematics solution shown mounted on a Yale® lift truck. The Yale Vision tracks over five usage meters, including impact sensing, access control A service technician attaches a diagnostic cable to a Hyster® Reach truck and preventive maintenance and, prior to performing maintenance. Hyster-Yale’s advanced diagnostic ultimately, helps promote both operator capabilities allow technicians to fine-tune and adjust the parameters of safety and increased productivity. the truck for different customer applications. 12

2015 Annual Report Strengthening Independent Distribution 3 The Gregory Poole Discovery Drive branch in Raleigh, North Carolina. Gregory Poole became a new Hyster® and Yale® dual-line dealer in 2015 and covers parts of the Mid-Atlantic and Southeastern United States. The Company continues to believe that having entrepreneurial, exclusive independent dealers that are committed to customer satisfaction is a competitive advantage. Hyster-Yale works with its dealers on excellence programs aimed at enhancing their capabilities and allowing for mutual profitable growth. The Company continues to strengthen and enhance its exclusive, independent distribution network by adding strong independent dealers, encouraging, where appropriate, more dual-brand ownership by dealers and attracting best-in-class dealers from competitors. During 2015, the Company completed a major restructuring of part of its North American dealer network, which included a large competitor dealer conversion and expansion of its dual-brand coverage. The Company is also working to improve its Asian and European distribution and, during 2015, it was successful in adding six new dealers in EMEA. The Company continues to provide programs aimed at strengthening dealers and broadening account coverage, including helping dealers identify accounts, increasing sales specialization and improving sales messaging. These programs helped generate new account coverage in 2015. 13

Hyster-Yale Materials Handling 4 Improving Our Warehouse Position The Company is focused on strengthening its warehouse market position through enhancing dealer and customer support, adding products and implementing programs to increase focus on key customers. Strong demand exists for warehouse and distribution industry applications in both North America and Western Europe, and orders for warehouse trucks were approximately 57 percent of total lift truck orders in these markets in 2015. Sales of electric lift trucks accounted for 30 percent of Hyster-Yale’s revenues in 2015 compared with 28 percent in 2014. As part of the Company’s efforts to penetrate the growing warehouse equipment market more deeply, the Company has been focusing on upgrading its warehouse and electric-rider product lines, helping dealers strengthen specialized capabilities for serving this segment and increasing coverage through direct sales to major accounts, as well as improving account identification and coverage processes. As a result of these efforts, the Company has been successful in winning business in five out of the top ten U.S. retailers’ distribution centers. The Company has also achieved early success in developing automated products using its own resources and in combination with partners. In addition, the Company expects that the acquisition of Nuvera will help the Company penetrate heavy-duty warehouse applications, which are ideal customers for lift trucks with fuel-cell power solutions. The newly introduced Yale® MPR100VG enclosed end-rider truck, designed for use in warehouse applications, has a carrying capacity of up to 10,000 pounds and can move a number of pallets at one time to increase worker productivity. It is shown here moving three pallets. 14

2015 Annual Report Focusing on Increased Success in Asia 5 Dilok and Sons Co. Ltd.’s new Mahachai dealership in Thailand. Dilok and Sons has been a Hyster® dealer in Thailand since 1988. The Asia-Pacific market continues to grow, and the Company is focused on expanding in this market area by offering a broader range of products aimed at the needs of these markets and by enhancing distribution excellence. The office in Malaysia, opened in 2013, was put in place to spearhead sales efforts in the Asia region. In addition, the Company has added more sales resources and appointed five new dealers in 2015. Also, the Company is continuing to focus on strategic alliances with local partners in China and Japan and, using local partners, is continuing to expand the product range in India. Hyster-Yale’s efforts are focused on achieving growth in all key markets and in all major market segments in the JAPIC region given the importance of this market area. To achieve this, the Company is making additional investments in products and its organizational capabilities. 15

Hyster-Yale Materials Handling 6 Enhancing Our Big Truck Market Position Overall, the Company has a leading market position in Big Trucks but believes there is significant growth potential remaining. In 2015, the Company was awarded one of its largest single Big Truck orders, a 31-unit order from Pacific National, one of Australia’s largest rail companies. The Company will continue to introduce additional new Big Truck products, providing a comprehensive Tier 4 engine offering. Further, Hyster-Yale has already gained Tier 4 engine emission leadership by achieving substantial improvements in fuel efficiency with these new engines. The Company has expanded its global Big Truck team and is highlighting its Big Truck global capabilities to customers who need global coverage and specialized application sales capabilities, as well as working closely with its dealers to drive growth plans. Hyster-Yale’s Big Truck efforts are focused on both container handling equipment and the many industries requiring products using forks or special attachments. Increasing specialization allows Hyster-Yale to increase penetration in all industries more effectively. In 2015, Hyster Company was awarded a 31-unit Big Truck order by Pacific National, one of Australia’s largest rail companies. The deal included 21 Hyster® ReachStackers, shown at right. The Hyster® RS46-41XLS, with a 7500mm/295 Inch wheelbase and stabilizers, can be equipped with a tool changer, so it can switch between a c-hook for coil handling and a spreader for container handling. 16

2015 Annual Report Strengthening the Sales & Marketing Organization 7 The Company has strengthened its sales and marketing organization structure in all geographic regions and has continued to add talent to enhance its capabilities in this restructured organization. To improve the Company’s awareness of new business in the marketplace and boost its participation in new business proposals, the Company has increased its focus on account identification and coverage, including through focused organizational teams. In addition, to help provide enhanced product application capabilities for customers, the Company has created Solutions Groups that are focused on developing specialized solutions for customers’ industries. This new sales structure also places accountability closer to the customer level through smaller sales management areas and provides leaders with new tools and enhanced reporting capabilities. The Company has also added expertise to focus on implementing standard sales processes at the Company’s independent dealers. These changes are gaining momentum within the organization and are expected to help the Company obtain higher unit volumes and market share over time. Hyster-Yale’s Frimley, UK, offices, which house the marketing and sales operations for Hyster® and Yale® in Europe, as well as the EMEA Divisional headquarters and Engineering Concept Center. 17

Hyster-Yale Materials Handling 8 Commercializing Nuvera’s Hydrogen Power Technologies Nuvera is a stand-alone business under the Hyster-Yale umbrella and has the goal of being a significant profit generator once its technology is fully commercialized and programs are fully rolled out into the market. Nuvera was acquired to be an accelerator for many of the Company’s other strategies discussed previously, but also has longer-term application across a broad spectrum of industries and applications. Nuvera’s initial and primary goal is to be a major supplier of fuel-cell engines to power lift trucks. Substantial progress toward commercialization of Nuvera’s An employee installs a PowerEdge® battery-box replacement in a Hyster® 4-wheel electric truck. 18

2015 Annual Report PowerEdge® units, which can be substituted for lead-acid batteries in Class 1, 2 and 3 lift truck models, was made in 2015, and early stages of PowerEdge® unit production began in late 2015. Nuvera is working to ensure these products meet the demanding requirements of lift truck customers. These units are undergoing full reliability growth testing and validation processes that are used for all new products introduced from Hyster-Yale’s development and testing facilities. In the fourth quarter of 2015, Nuvera secured its first Total Power Solution agreement with a A Hyster® fuel cell-powered lift truck with a Nuvera customer and expects to begin shipping PowerEdge® unit refuels at a hydrogen dispenser. PowerEdge® units to this customer in the first half of 2016, along with lift trucks and a PowerTap® hydrogen generation system, including a full-service solution on both PowerEdge® and PowerTap®. Nuvera is preparing for increased volume production, which is expected to ramp up throughout 2016 as additional sales of PowerEdge® units are secured. Significant investments to automate production, testing and quality verification have been put in place and will continue throughout the year. In conjunction with the planned production ramp-up, Nuvera is also expanding commercial efforts, including enhancing its sales, marketing and business development teams, to prepare for a broad roll-out of its products. Nuvera aims to provide a world-class field service experience, and has a growing team of internal field service professionals. These professionals are leveraging the resources of Hyster-Yale and its dealer networks to ensure products meet the demanding and rigorous needs of lift truck customers. As Nuvera continues to execute its commercialization strategy and its products are moving toward commercial release, these products are generating considerable interest from some of the largest users of lift trucks in the warehousing and distribution industries. There is also growing interest in Nuvera’s fuel-cell solutions from other 19

Hyster-Yale Materials Handling industrial equipment manufacturers, as well as from major third parties in the hydrogen supply business. Both are attracted to the unique combination of strong innovation, technology development and solutions from Nuvera, combined with the global strength of the Hyster-Yale manufacturing and supply chain organizations. In addition to the commercialization of the PowerEdge® units, Nuvera is seeing a growing demand for its PowerTap® units, which are already in commercial production. Finally, in addition to its existing technology, Nuvera has continued to invest in its other innovations, with several new technologies showing significant progress toward breakthrough improvements in the use and distribution of hydrogen in industrial applications. Assembly of the PowerEdge battery-box replacement prototype units at Nuvera’s Billerica, Massachusetts, facility. 20

Directors and Officers

Directors and Officers of Hyster-Yale Materials Handling, Inc.

Directors:

J.C. Butler, Jr.
Senior Vice President-Finance, Treasurer and Chief Administrative Officer, NACCO Industries, Inc.
President and Chief Executive Officer of The North American Coal Corporation

Carolyn Corvi
Retired Vice President and General Manager – Airplane Programs of The Boeing Company

John P. Jumper
Retired Chief of Staff, United States Air Force

Dennis W. LaBarre
Retired Partner, Jones Day

F. Joseph Loughrey
Retired Vice Chairman of Cummins, Inc.

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer of Hyster-Yale Materials Handling, Inc.
Chairman of Hyster-Yale Group, Inc.
Chairman, President and Chief Executive Officer of NACCO Industries, Inc.

Claiborne R. Rankin
Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC

John M. Stropki
Retired Executive Chairman of Lincoln Electric Holdings Inc.

Britton T. Taplin
Self-employed (personal investments)

Eugene Wong
Professor Emeritus of the University of California at Berkeley

Officers:

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

Colin Wilson
President and Chief Executive Officer, Hyster-Yale Group, Inc.

Charles A. Bittenbender
Senior Vice President, General Counsel and Secretary

Gregory J. Breier
Vice President, Tax

Brian K. Frentzko
Vice President, Treasurer

Amy E. Gerbick
Associate General Counsel, Director of Corporate Compliance and Assistant Secretary

Jennifer M. Langer
Vice President, Controller

Lauren E. Miller
Senior Vice President, Chief Marketing Officer

Kenneth C. Schilling
Senior Vice President and Chief Financial Officer

Suzanne S. Taylor
Vice President, Deputy General Counsel and Assistant Secretary

Officers of Hyster-Yale Group, Inc.

Alfred M. Rankin, Jr.
Chairman

Colin Wilson
President and Chief Executive Officer

Charles A. Bittenbender
Senior Vice President, General Counsel and Secretary

Gregory J. Breier
Vice President, Tax

Brian K. Frentzko
Vice President, Treasurer

Amy E. Gerbick
Associate General Counsel, Director of Corporate Compliance and Assistant Secretary

Jennifer M. Langer
Vice President, Controller

Lauren E. Miller
Senior Vice President, Chief Marketing Officer

Charles F. Pascarelli
Senior Vice President, President, Americas

Rajiv K. Prasad
Senior Vice President, Global Product Development, Manufacturing and Supply Chain Strategy

Victoria L. Rickey
Senior Vice President, Business Development

Stephen J. Karas
Vice President, Global Supply Chain

Anthony J. Salgado
Senior Vice President, JAPIC

Harry Sands
Senior Vice President, Managing Director, Europe, Middle East and Africa

Kenneth C. Schilling
Senior Vice President and Chief Financial Officer

Gopichand Somayajula
Vice President, Global Product Development

Jon C. Taylor
President and Chief Executive Officer of Nuvera Fuel Cells, LLC

Suzanne S. Taylor
Vice President, Deputy General Counsel and Assistant Secretary

Mark H. Trivett
Vice President Finance, Europe, Middle East and Africa

Raymond C. Ulmer
Vice President Finance, Americas

Corporate Data

Annual Meeting
The Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. will be held on May 4, 2016, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124

Form 10-K
Additional copies of the Company's Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale's website (**www.hyster-yale.com**) or by request to:
Investor Relations
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 229-5168

Stock Transfer Agent and Registrar
Stockholder Correspondence:
Computershare
P.O. Box 30170
College Station, TX 77842-3170

Overnight Correspondence:
Computershare
211 Quality Circle, Suite 210
College Station, TX 77845

(877) 373-6374 (U.S., Canada and Puerto Rico)
(781) 575-2879 (International)

Legal Counsel
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114

Independent Registered Public Accounting Firm
Ernst & Young LLP
950 Main Avenue, Suite 1800
Cleveland, Ohio 44113

Stock Exchange Listing
The New York Stock Exchange
Symbol: HY

Investor Relations Contact
Investor questions may be addressed to:
Investor Relations
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 229-5168
E-mail: **ir@hyster-yale.com**

Hyster-Yale Materials Handling, Inc. Website
Additional information on Hyster-Yale may be found at the corporate website, **www.hyster-yale.com**. The Company considers this website to be one of the primary sources of information for investors and other interested parties.

Hyster Global:
www.hyster.com

Yale Global:
www.yale.com

FSC www.fsc.org
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Paper from responsible sources
FSC® C003197

The FSC® Trademark identifies wood fibers coming from forests which have been ceritifed in accordance with the rules of the Forest Stewardship Council®.

Environmental Benefits

This Annual Report on Form 10-K is printed using post-consumer waste recycled paper and vegetable-based inks.
By using this environmental paper, Hyster-Yale Materials Handling, Inc. saved the following resources:

27 trees preserved for the future

79 lbs. waterborne waste not created

11,505 gal. wastewater flow saved

1,273 lbs. solid waste not generated

2,506 lbs. net greenhouse gases prevented

19,184,500 BTUs energy not consumed

FSC is not responsible for these calculations. Calculations per Mohawk Environmental Calculator.

5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 www.hyster-yale.com An Equal Opportunity Employer